’ CEO REPORT – FIRST QUARTER 2021 DEAR SHAREHOLDERS AND FRIENDS OF FIRST BUSINESS BANK: During the first quarter of 2021, First Business Bank produced record earnings, reflecting double-digit loan growth, higher fee income, and strong credit quality. At the same time, we continued to execute on our strategic plan and invest in our Specialty Finance and early stage business lines to support their growth, scalability, and future earnings potential. First quarter 2021 net income was a record $9.7 million, up 60% from the fourth quarter and more than two times greater than this time last year, as our active focus on asset quality improvement led to a provision benefit in the period. We also generated strong top- line revenue, which is the sum of net interest income and non- interest income, of $28.1 million during the quarter, up 20% from last year's first quarter. In many ways, the stars aligned in the first quarter of 2021 to make these impressive results possible, but that’s not to say we were just lucky. This alignment is the result of our team’s unwavering commitment to going above and beyond for our clients, the investments we’ve made to grow our business in a sustainable way, and our steadfast commitment to our strategic plan. FIRST BUSINESS BANK'S STRATEGIC PLAN OUR CORE STRATEGIES TALENT Identify, attract, develop, and retain a diverse, high-performing team to positively impact the overall performance and efficiency of the company EFFICIENCY Increase internal efficiencies, deliver a differentiated client experience, and drive client experience utilizing technology where possible DEPOSITS Diversify and grow deposit base PERFORMANCE Optimize business lines and mix for diversification and performance DIFFERENTIATED LOAN GROWTH First Business Bank’s success in attracting new clients and deepening existing relationships results from our focus on developing exceptional talent who share our client-centric approach to banking. This, in turn, was the driving force behind double-digit loan growth again in the first three months of 2021. We grew total gross loans and leases to $2.2 billion on March 31, 2021, an increase of 28% from one year prior and nearly 17% annualized during the first quarter. Even excluding balances from the Paycheck Protection Program (“PPP”) Exhibit 99.1 launched last April, loans and leases grew by 13% since March 31, 2020. Our ability to achieve double-digit loan growth is a continuation of the groundwork laid in previous quarters, and we believe it will support our strategic plan goal of 10% revenue growth in the future. What's more, the first three months of the year is typically a seasonally slower loan origination quarter for us, making our most recent performance all the more noteworthy. We believe this loan growth, fueled by our niche Commercial Lending offerings, has distinguished First Business Bank from its peers and the industry and will continue to do so. Specialty Finance is playing an increasingly important role in our ability to grow loans. Currently, Specialty Finance at First Business Bank includes our mature Asset-Based Lending; adolescent Accounts Receivable Financing, Vendor Financing, and SBA Lending; as well as early stage Floorplan Financing for independent auto dealers. At the beginning of 2019 when we put our strategic plan in place, Specialty Finance represented just 16.6% of total loans. At the end of the first quarter of 2021, it was up to 17.8% of total loans. By 2023 the goal from our strategic plan is to grow Specialty Finance to 25% of all First Business Bank lending. Looking ahead, we see a significant opportunity to grow these higher yielding Specialty Finance business lines, which will also benefit net interest margin expansion. For example, our first quarter average loan yield from Specialty Finance was 6.3%, compared to 3.7% from Commercial Banking, and our higher-margin businesses are designed to have an increasingly positive impact on profitability as they continue to scale up in the quarters and years ahead. FEE INCOME STRENGTH First quarter non-interest income of $7.2 million in 2021 also contributed meaningfully to our results, growing 12% from 2020 and 23% on an annualized basis from the fourth quarter. Non-interest income comprised more than 25% of top- line revenue for the first quarter of the year driven by expanded Private Wealth management fees and gains on the sale of SBA loans. Our fee income generating businesses continue to gain momentum. Our SBA Lending business, which you’ll recall we began rebuilding in 2016, continues to gain scale and, accordingly, become more profitable. We generated over $1 million in gains on the sale of SBA loans for the second consecutive quarter and we expect measured but steady growth moving forward. Our Private Wealth management business generated fee income of $2.4 million for the three months ended March 31, 2021, an increase of 14% year-over-year and 36% annualized from last quarter, as assets under management and administration grew to a record $2.4 billion at quarter-end. While the momentum in the equity markets provided a lift, our team did an excellent job building new and expanding existing relationships that supported this expansion. EXCEPTIONAL CREDIT Our work to grow top-line revenue flowed through to the bottom line and was aided by our ongoing focus on credit quality. Profitability in the first quarter was further enhanced by a $2.1 million benefit to the loan loss provision that resulted from our team’s workout efforts, which led to net recoveries on loans previously charged-off. During 2020 we prudently fortified our loan loss reserves in response to uncertainty associated with the pandemic’s impact on the economy, and we believe that reserve building is now behind us. As of March 31, 2021, our loan loss reserve was more than 152% of non-accrual loans and leases and 1.47% of gross loans and leases, excluding PPP lending.

We see opportunities to release reserves throughout 2021 as uncertainty associated with the pandemic is reduced and the economy continues to improve. Non-performing assets improved by 29% during the quarter to $19.0 million, declining due to loan payoffs and the return of some loans to accrual status as a result of our team’s ongoing efforts to work with the borrowers to normalize payments. Non-performing assets made up 0.81% of total assets at March 31, 2021, excluding net PPP loans, down from 1.14% at year-end. While we cannot know all the potential impacts the pandemic may have in the future, we are very encouraged by what we’re seeing right now. As the local economies within our Wisconsin and Kansas markets continue to recover and COVID-19 vaccinations become more widely accessible and administered, our overall outlook on credit continues to be more positive. That said, we’ll continue to support our clients at the highest level and work closely with them to understand any challenges they may face in the current economic environment. SUSTAINABLE GROWTH While we don’t expect to replicate this level of earnings in the near-term quarters, given the outsized provision benefit experienced in the first quarter, much of the progress made was in foundational areas that are sustainable over the long-term. For example, the loan growth from high quality borrowers achieved in recent quarters will continue to generate higher net interest income going forward. In addition, our fee-generating businesses continue to gain momentum. Perhaps most importantly, we've hired exceptional business development officers who are introducing many new clients to First Business Bank's unique and comprehensive approach to Business Banking and Private Wealth management. We view our talent as the key driver in sustained long-term growth and know that we’re well positioned to deliver above-industry growth as a result of the targeted and strategic investments we’ve made in our team. This progress, in turn, allows us to build value for our shareholders, a responsibility we take seriously. During the first quarter, we increased our quarterly cash dividend for the ninth consecutive year, while growing our tangible book value by more than 84% since 2012 to $23.43 per share on March 31, 2021. Tangible book value is an inherent valuation measure for banks and our ability to increase it at a compound annual rate of 8% over the past nine years illustrates the consistency and sustainability of our company’s success. It is important to note that this strong and steady tangible book value growth is after paying shareholders a dividend that has yielded over 2% since 2017.

MOMENTUM THROUGH 2021 We have begun the second quarter with excellent momentum across our Commercial Banking, Specialty Finance, Private Wealth, and Bank Consulting businesses. Our pipelines are robust and our reputation as a premier financial partner to businesses, executives, and high-net worth individuals in our markets is unmatched. We look forward to continuing on our growth trajectory throughout 2021. As always, we thank you for your continued interest in and support of First Business Bank. Corey Chambas, President and CEO First Business Financial Services, Inc. parent company of First Business Bank This letter includes “forward-looking statements” related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives, goals or expectations. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We do not intend to, and specifically disclaim any obligation to, update any forward-looking statements. 1. Peer Group defined as U.S. Commercial Banks with total assets between $1 billion and $3 billion. 2. Annualized growth compared to 12/31/2020. 3. 2021 Tangible Book Value Per Share represents data as of March 31, 2021. 2021 Dividends Per Share represents annualized data for March 31, 2021.

Financial Highlights (Unaudited)

Income Statement Data		As of and for the Three Months Ended			
		3/31/21		3/31/20	% Change
(Dollars in Thousands)					
Net interest income	$	20,863	$	17,050	22.4%
Adjusted non-interest income[1]		7,195		6,418	12.1%
Total operating revenue		28,058		23,468	19.6%
Total operating expense[2]		17,449		15,897	9.8%
Pre-tax, pre-provision adjusted earnings[3]		10,609		7,571	40.1%
Provision for loan and lease losses		(2,068)		3,182	*
Net loss on foreclosed properties		3		102	(97.1)%
Amortization of other intangible assets		8		9	(11.1)%
SBA recourse (benefit) provision		(130)		25	*
Tax credit investment impairment		—		113	*
Net loss on sale of securities		—		4	*
Income before income tax expense		12,796		4,136	*
Income tax expense		3,065		858	*
Net income	$	9,731	$	3,278	*
Efficiency ratio[4]		62.19 %		67.74 %	
Common Per Share Data					
Diluted earnings	$	1.12	$	0.38	*
Dividends declared		0.180		0.165	9.1%
Tangible book value		23.43		21.44	9.3%

Balance Sheet Data		As of			
		3/31/21		3/31/20	% Change
(Dollars in Millions)					
Total loans and leases receivable	$	2,235	$	1,743	28.2%
Total assets		2,621		2,196	19.4%
In-market deposits[5]		1,737		1,383	25.6%
Stockholders' equity		214		196	9.2%

* Not meaningful

(1) "Adjusted non-interest income" is a non-GAAP measure defined as non-interest income excluding net loss on sale of securities.

(2) "Operating expense" is a non-GAAP measure defined as non-interest expense excluding net loss on foreclosed properties, amortization of other intangible assets, SBA recourse (benefit) provision, tax credit investment impairment, and other discrete items, if any.

(3) "Pre-tax, pre-provision adjusted earnings" is a non-GAAP measure defined as pre-tax income excluding the effects of provision for loan and leases losses, net loss on foreclosed properties, amortization of other intangible assets, SBA recourse (benefit) provision, tax credit investment impairment, and net loss on sale of securities.

(4) "Efficiency ratio" is a non-GAAP measure defined as total operating expense divided by total operating revenue. Please refer to the calculations and management's reason for using these non-GAAP measures in the Company's most recent investor presentation, included as an exhibit to our Current Report on Form 8-K furnished to SEC on May 5, 2021.

(5) In-market deposits consists of all transaction accounts, money market accounts, and non-wholesale deposits.

STOCK PERFORMANCE

This table shows the high, low, and closing price for FBIZ's common stock in recent quarters as reported by Nasdaq.

Quarter	Trade Price		Closing	
Ending	High	Low	Price	Volume
3/31/2021	27.49	17.56	24.73	1,290,300
12/31/2020	20.74	14.12	18.41	923,937
9/30/2020	19.23	13.66	14.29	1,110,718
6/30/2020	18.75	13.10	16.45	1,635,793
3/31/2020	27.35	12.86	15.50	1,005,596

INVESTOR MATERIALS

Annual quarterly shareholder reports, regulatory filings, press releases, and articles about the corporation which have appeared in various publications are generally available in the "Investor Relations" section of our website, or may be obtained from Mr. Ed Sloane, Jr. by calling (608) 232-5970 or via online form.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The corporation offers its shareholders a convenient and economical plan to increase their investment in First Business Financial Services common stock. This plan provides a method of investing cash dividends and voluntary cash payments in additional shares of common stock without payment of brokerage commissions or service charges.

Individuals who wish to purchase FBIZ stock for the first time may also participate in this plan. For additional information about the plan and a brochure, please contact:

Computershare CIP
c/o Computershare Investor Services
P.O. Box 30170 College Station, TX 77842-3170
www.computershare.com/investor

1-800-893-4698 (U.S. and Canada)
1-781-575-3120 (Outside U.S. and Canada)